Exhibit 99.1
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place 1650 Market Street P.O. box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Gregory Deavens, Investor Relations — (215) 761-6128
Wendell Potter, Media Relations — (215) 761-4450

CIGNA REPORTS SECOND QUARTER 2003 RESULTS

PHILADELPHIA, August 1, 2003 — CIGNA Corporation (NYSE: CI) today reported a net loss for the second quarter of 2003 of $53 million, or $0.38 per share1, compared with net income of $214 million, or $1.50 per share, for the same period last year.

The loss for the quarter resulted from a $286 million after-tax charge in CIGNA’s Run-off Reinsurance Operations segment. Relative to the prior year, the results also reflect lower income in the Employee Health Care, Life, and Disability Benefits segment, partially offset by higher realized investment results.

Income from continuing operations before realized investment results and special items2 was $158 million or $1.13 per share for the second quarter of 2003 versus $280 million or $1.96 per share for the second quarter of 2002.

“The results from continuing operations reported today are consistent with our earnings preannouncement and reflect solid performance in our specialty health care, retirement, group disability and life and international operations. We continue to take aggressive action to improve results in our health care business. I am confident that the initiatives we are implementing to improve health care results will be successful,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer, who also recently assumed direct responsibility for leading CIGNA’s health care operations.

HIGHLIGHTS OF CONSOLIDATED SECOND QUARTER 2003 RESULTS

The following is a reconciliation of income from continuing operations before realized investment gains (losses) and special items to net income (loss) (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2003	June 30, 2002	March 31, 2003
Income from continuing operations before realized investment gains
(losses) and special items	$158	$280	$205
Realized investment gains (losses), net of taxes	72	(67)	(21)
Special Items [3]:
Charge for specialty life reinsurance contracts	(286)	-	-
Gain on other postretirement benefits	2	-	4
Restructuring items, net	1	-	-
Accelerated recognition of deferred gain	-	2	-

Income (loss) from continuing operations	(53)	215	188
Income (loss) from discontinued operations	-	(1)	48

Net income (loss)	$(53)	$214	$236

Income from continuing operations before realized investment gains
(losses) and special items, per share	$1.13	$1.96	$1.46

Income (loss) from continuing operations, per share	$(0.38)	$1.50	$1.34

Net income (loss), per share	$(0.38)	$1.50	$1.68

•

The year-over-year decline in income from continuing operations before realized investment results and special items primarily reflects lower earnings in CIGNA’s Employee Health Care, Life, and Disability Benefits segment.

•	After-tax realized investment gains of $72 million in the second quarter of 2003 were driven primarily by gains on sales of equity securities and fixed maturities.

•	Consolidated revenues from continuing operations were $4.6 billion and $4.7 billion for the second quarter of 2003 and 2002, respectively.

•

Consolidated unpaid claims and claim expenses were $4.5 billion at June 30, 2003 and March 31, 2003. Unpaid claims related to CIGNA’s guaranteed cost and retrospectively experience-rated health care products were $1.8 billion at June 30, 2003 and $1.7 billion at March 31, 2003.

•

During the second quarter of 2003, CIGNA recorded a restructuring charge of $9 million after-tax ($13 million pre-tax) related to the elimination of approximately 280 corporate staff positions. CIGNA also recorded a $10 million after-tax ($15 million pre-tax) gain related to a partial release of a previously recorded restructuring charge.

•

CIGNA currently estimates full year 2003 consolidated income from continuing operations before realized investment results and special items to be in the range of $700 million to $750 million or approximately $5.00 to $5.25 per share.[4]

HIGHLIGHTS OF SEGMENT RESULTS

Employee Health Care, Life and Disability Benefits

•

This segment includes CIGNA’s HMO and indemnity operations. HMO includes medical and dental managed care and specialty health care operations. Indemnity includes medical and dental indemnity, disability, and group life insurance operations. This segment’s earnings, excluding realized investment results, special items[3], and results from Lovelace Health Systems, Inc. are summarized below.

Segment Earnings (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

HMO	$73	$132	(45)%	$110	(34)%
Indemnity	39	100	(61)	49	(20)
Intangible Amortization	(4)	(3)	(33)	(4)	-

Total Segment	$108	$229	(53)%	$155	(30)%

•

The year-over-year and sequential decrease in segment earnings primarily reflects higher medical costs and higher per member operating expenses due to lower medical membership. Higher medical costs reflect operational challenges associated with the transition to the new health care facilitation centers, accelerating costs related to certain provider contract terms, and the impact of reprocessing certain 2002 medical claims.

Premiums and Premium Equivalents5 (dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

HMO Premiums and Fees	$1,670	$1,713	(3)%	$1,687	(1)%
HMO Equivalents	2,487	2,084	19	2,388	4

Total HMO	4,157	3,797	9	4,075	2

Indemnity Premiums and Fees	1,859	1,842	1	1,879	(1)
Indemnity Equivalents	3,713	3,355	11	3,623	2

Total Indemnity	5,572	5,197	7	5,502	1

Total premiums and
premium equivalents	$9,729	$8,994	8%	$9,577	2%

•

The increase in total premiums and premium equivalents in the second quarter of 2003 compared to the second quarter of 2002 is due to higher medical cost inflation in the service business offset by the impact of lower medical membership.

Membership in continuing operations (in thousands):

	June 30, 2003	Pro forma June 30, 2002 [6]	Change	March 31, 2003	Change

HMO	6,276	6,799	(8)%	6,427	(2)%
Indemnity (Estimated)	5,746	6,257	(8)	5,921	(3)

Total Medical Membership	12,022	13,056	(8)%	12,348	(3)%

•	The year-over-year decline in medical membership is primarily due to lower sales and member retention.

Employee Retirement Benefits and Investment Services

•

This segment operates in the defined contribution and defined benefit retirement plan markets and in the corporate life insurance market. Segment earnings, which exclude realized investment results, were as follows (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

Segment Earnings	$59	$57	4%	$55	7%

•

The year-over-year increase in segment earnings is primarily due to higher interest earnings and lower tax expense, offset by the impact of lower average assets under management due to equity market declines. The sequential improvement in earnings is primarily due to the impact of higher average assets under management due to equity market gains in the second quarter of 2003.

•	Assets under management at June 30, 2003 were $56 billion, a 5% increase from June 30, 2002 and March 31, 2003 levels. The year-over-year and sequential increases primarily reflect market value gains.

International Life, Health and Employee Benefits

•

This segment includes CIGNA’s life and health insurance and employee benefits businesses operating in selected international markets. Segment earnings (which exclude realized investment results and results from discontinued operations) and premiums and fees were as follows (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

Segment Earnings	$11	$8	38%	$10	10%
Premiums and Fees	$207	$203	2%	$214	(3)%

•	The year-over-year increase in segment earnings primarily reflects strong growth in the expatriate benefits business.

•	Premiums and fees increased 2% over second quarter 2002 levels reflecting increased expatriate benefits revenue, which more than offset the impact of the sale of the Brazilian health care operations.

Run-off Reinsurance Operations

•

The Run-off Reinsurance Operations segment includes the domestic and international run-off reinsurance business and amortized gains on the sale of a portion of the reinsurance business in 2000. Beginning in the third quarter of 2002, results from these operations have been reported separately rather than as a component of the Other Operations segment.

•

CIGNA completed an in-depth analysis of current experience and reserve assumptions relating to the variable annuity death benefit product. As a result of this analysis, CIGNA recognized an after-tax charge of $286 million ($441 million pre-tax) to increase reserves in the second quarter of 2003. The reserve increase includes a charge relating to both actual and projected future partial surrenders, as well as updates to other assumptions including mortality and lapse. This charge is considered a special item.

•	The segment losses, which excludes realized investment results and special items[3], were as follows (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

Segment Loss	$(20)	$(3)	(567)%	$(15)	(33)%

•	The increased year-over-year loss primarily reflects strengthening of claim and reinsurance recoverable reserves.

•

In August 2002, the company implemented an investment program to substantially reduce the impact of equity market declines on variable annuity contracts that guarantee minimum death benefits. During the second quarter of 2003, the company recognized a $312 million pre-tax loss on this investment program, effectively offsetting the decrease in liabilities resulting from equity market increases during the quarter. These losses are reflected in

“Other revenues” and the effect of the decreased liabilities is reflected in “Benefits, losses and settlement expenses” in the consolidated income statement.

Other Operations

•

Other Operations include amortized gains related to the 1998 sale of the individual life insurance and annuity business, the leveraged corporate life insurance operation, the settlement annuity operation, and certain investment management operations. Segment earnings, which exclude realized investment results, were as follows (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

Segment Earnings	$19	$17	12%	$20	(5)%

•

The year-over-year increase in segment earnings primarily reflects improved investment management results, partially offset by lower amortized gains from the sale of the individual life insurance and annuity business.

Corporate

•

Corporate includes unallocated investment income and parent company expenses, primarily debt service costs. Corporate losses, excluding special items[3], were as follows (after-tax, dollars in millions):

	Second Qtr. 2003	Second Qtr. 2002	Change	First Qtr. 2003	Change

Corporate Loss	$(19)	$(28)	32%	$(20)	(5)%

•	The decreased year-over-year loss is primarily attributable to lower operating expenses.

OTHER MATTERS

On July 30, 2003, CIGNA announced that it is exploring strategic alternatives to further maximize the value of its retirement and investment services business. Options under consideration include placing the retirement and investment services business in a separate operating company with its own financial ratings or a possible divestiture.

Quarterly earnings and the Quarterly Statistical Supplement are available on CIGNA’s web site (http://www.cigna.com) in the Most Recent Disclosures section of the Investor Relations section (http://www.cigna.com/general/investor/disclosures.html) and a link to the conference call is available in the Events section of the Investor Relations section (http://www.cigna.com/general/investor/calendar.html).

*Notes:

1.

Earnings per share (EPS) amounts for the second quarter of 2003 exclude common stock equivalents. Earnings per share amounts for the second quarter of 2002 and first quarter of 2003 are on a diluted basis.

2.

Income from continuing operations before realized investment results and special items, which are identified and quantified in note 3, is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits trend analysis. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income (loss) from continuing operations. See Exhibit 2 for a reconciliation, by segment, of GAAP income from continuing operations to income from continuing operations before realized investment results and special items.

3.	The special items included in net income (loss) and income (loss) from continuing operations and excluded from segment earnings in this press release are:

Second Quarter 2003
•	After-tax charge of $286 million following a review of assumptions used to determine reserves for certain specialty life reinsurance contracts covering variable annuity death benefits.

•	After-tax net gain of $1 million related to restructuring programs which include:

—	After-tax restructuring charge of $9 million to reflect the elimination of certain corporate staff positions; and

—

After-tax gain of $10 million reflecting a reduction in the remaining liability for the fourth quarter 2002 restructuring program (reported in the Employee Health Care, Life and Disability Benefits segment). The gain reflects higher attrition and lower costs relating to outplacement and other services.

•

After-tax gain of $2 million related to CIGNA’s postretirement benefit obligation attributable to the fourth quarter 2002 CIGNA HealthCare restructuring program (reported in the Employee Health Care, Life and Disability Benefits segment).

First Quarter 2003
•

After-tax gain of $4 million related to CIGNA’s postretirement benefit obligation attributable to the fourth quarter 2002 CIGNA HealthCare restructuring program (reported in the Employee Health Care, Life and Disability Benefits segment).

Second Quarter 2002
•	After-tax gain of $2 million resulting from the accelerated recognition of a part of the deferred gain on the sale of a portion of the life reinsurance business.

4.

Information is not available for management to reasonably estimate full year 2003 realized investment results or special items, with the exception of gains associated with the other postretirement benefits (OPEB) gains related to the 2002 restructuring program as provided below.

For the first half of 2003, the company had $51 million of after-tax realized investment gains in the consolidated results. Realized investment results are not predictable, and this amount is not necessarily indicative of full year results. For the first half of 2003, the OPEB gains amounted to $6 million after-tax in the consolidated results. For the full year 2003, the OPEB gain is estimated to be approximately $10 million after-tax in the consolidated results. Special items for the second quarter 2003 include the items described in note 3 above. Special items for the full year could also include the impact of any potential settlements of pending litigation and a gain on sale of CIGNA’s interest in a Japanese pension business.

5.

Premium equivalents are not included in GAAP revenue. They generally equal paid claims under administrative service only (ASO) and minimum premium programs. Under these funding programs, the customer assumes responsibility for funding all or a portion of claims, and CIGNA provides claims processing and other services. (See CIGNA’s first quarter 2003 Form 10-Q for a description of premium equivalents.) CIGNA’s health care business reflects a large concentration of ASO and minimum premium funding arrangements. Adding premium equivalents to premiums and fees produces a measure that is helpful in assessing the business volume of CIGNA’s health care operations. CIGNA would have recorded the amount of these paid claims as additional premiums if these programs had been written as guaranteed cost or retrospectively experience-rated programs. GAAP premiums and fees for the segment were $3.5 billion and $3.6 billion for the second quarters of 2003 and 2002, respectively and $3.6 billion for the first quarter of 2003.

6.

In the third quarter of 2002, CIGNA made changes to the assumptions used to estimate medical indemnity membership. Pro forma medical membership is shown for June 30, 2002, to provide comparable data for that period. The changes to the assumptions have no material impact on previously reported membership trends, and no impact on revenues or net income.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in this press release, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements made by CIGNA may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include the Company’s earnings estimates for the full year 2003. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;

2.	increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA's health care business;

3.

challenges and risks associated with implementing the planned improvement initiatives in the health care operations, including that operational efficiencies and medical cost benefits do not emerge as expected;

4.

the risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation challenging CIGNA’s businesses and the outcome of pending government proceedings;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;

6.	significantly greater than expected reductions in medical membership;

7.	significant changes in interest rates;

8.

downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business, particularly in the retirement business;

9.

limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve requirements or other financial constraints;

10.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.

adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates, and volatility) used in estimating CIGNA’s liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.	adjustments to the reserve assumptions used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.

significant stock market declines, which could, among other things, reduce results in CIGNA’s retirement business and result in increased pension expenses from CIGNA’s pension plan in future periods and the recognition of additional pension obligations;

14.

unfavorable claims experience related to workers compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;

16.	changes in federal income tax laws; and

17.

risk factors detailed in CIGNA’s Form 10-K for the fiscal year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003, including the Cautionary Statement in Management’s Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)	Exhibit 1

[CIGNA Logo]

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002 (1)	2003	2002 (1)

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,859	$3,901	$7,774	$7,854
Net investment income	668	700	1,326	1,390
Other revenues (2)	(2)	240	356	465
Realized investment gains (losses)	109	(104)	78	(192)

Total	$4,634	$4,737	$9,534	$9,517

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REALIZED INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (3)
Employee Health Care, Life and Disability Benefits:
HMO operations	$70	$129	$176	$250
Indemnity operations	38	100	87	195

Total Employee Health Care, Life and Disability Benefits	108	229	263	445
Employee Retirement Benefits and Investment Services	59	57	114	114
International Life, Health and Employee Benefits	11	8	21	16
Run-off Reinsurance Operations	(20)	(3)	(35)	(5)
Other Operations	19	17	39	37
Corporate	(19)	(28)	(39)	(52)

Total	$158	$280	$363	$555

INCOME (LOSS) FROM CONTINUING OPERATIONS (3)
Employee Health Care, Life and Disability Benefits:
HMO operations	$78	$129	$186	$250
Indemnity operations	92	69	126	132

Total Employee Health Care, Life and Disability Benefits	170	198	312	382
Employee Retirement Benefits and Investment Services	66	23	118	58
International Life, Health and Employee Benefits	16	9	26	17
Run-off Reinsurance Operations	(296)	(3)	(312)	(7)
Other Operations	19	16	39	35
Corporate	(28)	(28)	(48)	(52)

Total	$(53)	$215	$135	$433

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains (losses) and special items	$1.13	$1.96	$2.59	$3.88
Realized investment gains (losses), net of taxes	0.52	(0.47)	0.36	(0.87)
Special items, after-tax	(2.03)	0.01	(1.99)	0.01

Income (loss) from continuing operations	(0.38)	1.50	0.96	3.02
Income from discontinued operations, net of taxes	-	-	0.34	-

Net income (loss)	$(0.38)	$1.50	$1.30	$3.02

Weighted average shares (in thousands)	139,735	143,058	140,407	143,170

SHAREHOLDERS' EQUITY at June 30:			$4,211	$5,207

SHAREHOLDERS' EQUITY PER SHARE at June 30:			$30.03	$37.23

(1) Prior period information has been reclassified to reflect the results of Lovelace Health Systems, Inc. as discontinued operations.

(2) Includes pre-tax losses of $312 million and $256 million for the second quarter and six months of 2003 from futures contracts entered into as part of a program to manage equity market risks in CIGNA’s run-off reinsurance operations. CIGNA recorded corresponding credits in benefits, losses and settlement expenses to decrease liabilities for certain specialty life reinsurance contracts.

(3) See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP). CIGNA’s net income (loss) is equal to income (loss) from continuing operations plus the results of discontinued operations.

Exhibit 2

CIGNA Corporation
Supplemental Financial Information
Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items
(Dollars in millions, except per share amounts)

	Employee Health Care, Life & Disability Benefits						Employee Retirement Benefits & Investment		International Life, Health & Emp.
	HMOs		Indemnity		Total		Svcs.		Benefits
Three Months Ended June 30,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Income (loss) from continuing operations*	$78	$129	$92	$69	$170	$198	$66	$23	$16	$9
Realized investment results, net of taxes	(1)	-	(49)	31	(50)	31	(7)	34	(5)	(1)
Special items, after-tax:
Charge for specialty life reinsurance contracts	-	-	-	-	-	-	-	-	-	-
Restructuring items, net	(6)	-	(4)	-	(10)	-	-	-	-	-
Gain for other postretirement benefits	(1)	-	(1)	-	(2)	-	-	-	-	-
Accelerated recognition of gain on the sale of
the life reinsurance business	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before
realized investment gains (losses) and special items	$70	$129	$38	$100	$108	$229	$59	$57	$11	$8

	Run-off Reinsurance Operations		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Three Months Ended June 30,	2003	2002	2003	2002	2003	2002	2003	2002	2003**	2002

Income (loss) from continuing operations*	$(296)	$(3)	$19	$16	$(28)	$(28)	$(53)	$215	$(0.38)	$1.50
Realized investment results, net of taxes	(10)	2	-	1	-	-	(72)	67	(0.52)	0.47
Special items, after-tax:
Charge for specialty life reinsurance contracts	286	-	-	-	-	-	286	-	2.05	-
Restructuring items, net	-	-	-	-	9	-	(1)	-	(0.01)	-
Gain for other postretirement benefits	-	-	-	-	-	-	(2)	-	(0.01)	-
Accelerated recognition of gain on the sale of
the life reinsurance business	-	(2)	-	-	-	-	-	(2)	-	(0.01)

Income (loss) from continuing operations before
realized investment gains (losses) and special items	$(20)	$(3)	$19	$17	$(19)	$(28)	$158	$280	$1.13	$1.96

	Employee Health Care, Life & Disability Benefits						Employee Retirement Benefits & Investment		International Life, Health & Emp.
	HMOs		Indemnity		Total		Svcs.		Benefits
Six Months Ended June 30,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Income (loss) from continuing operations*	$186	$250	$126	$132	$312	$382	$118	$58	$26	$17
Realized investment results, net of taxes	(1)	-	(32)	63	(33)	63	(4)	56	(5)	(1)
Special items, after-tax:
Charge for specialty life reinsurance contracts	-	-	-	-	-	-	-	-	-	-
Restructuring items, net	(6)	-	(4)	-	(10)	-	-	-	-	-
Gain for other postretirement benefits	(3)	-	(3)	-	(6)	-	-	-	-	-
Accelerated recognition of gain on the sale of
the life reinsurance business	-	-	-	-	-	-	-	-	-	-

Income (loss) from continuing operations before
realized investment gains (losses) and special items	$176	$250	$87	$195	$263	$445	$114	$114	$21	$16

	Run-off Reinsurance Operations		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Six Months Ended June 30,	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002

Income (loss) from continuing operations*	$(312)	$(7)	$39	$35	$(48)	$(52)	$135	$433	$0.96	$3.02
Realized investment results, net of taxes	(9)	4	-	2	-	-	(51)	124	(0.36)	0.87
Special items, after-tax:
Charge for specialty life reinsurance contracts	286	-	-	-	-	-	286	-	2.04	-
Restructuring items, net	-	-	-	-	9	-	(1)	-	(0.01)	-
Gain for other postretirement benefits	-	-	-	-	-	-	(6)	-	(0.04)	-
Accelerated recognition of gain on the sale of
the life reinsurance business	-	(2)	-	-	-	-	-	(2)	-	(0.01)

Income (loss) from continuing operations before
realized investment gains (losses) and special items	$(35)	$(5)	$39	$37	$(39)	$(52)	$363	$555	$2.59	$3.88

* Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP). Net income is equal to income (loss) from continuing operations plus the results of discontinued operations.

** Because of the overall loss from continuing operations for the three months ended June 30, 2003 (including the special items above), the number of shares used to compute EPS for the quarter does not reflect the dilution caused by stock options and restricted stock grants. Such common stock equivalents (approximately 1.0 million shares) are excluded from the computation since their effect would decrease CIGNA’s reported loss per share. If they were included in the computation of per share amounts, income from continuing operations before realized investment gains (losses) and special items would have been $1.12 per share for the three months ended June 30, 2003.